Exhibit 21

SUBSIDIARIES OF GEOVIC MINING CORP.

Jurisdiction of Organization
Name of Subsidiary
Geovic, Ltd.(1) Geovic Energy Corp.(1) Geovic Cameron, Plc.(2) Pawnee Drilling, LLC(3) Geovic Mineral Sands Corp.(1) Geovic France SAS(4) Geovic Nouvelle-Caledonie SAS(5)	Cayman Islands Colorado Cameroon Colorado Colorado France New Caledonia
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(1)	100% owned by Geovic Mining Corp.
(2)	60% owned by Geovic, Ltd.
(3)	100% owned by Geovic Energy Corp.
(4)	100% owned by Geovic Mineral Sands Corp.
(5)	100% owned by Geovic France SAS